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                                                                     EXHIBIT 3.1

                             ARTICLES OF RESTATEMENT

                                       OF

                                  TEKGRAF, INC.

       Pursuant to the provisions of the Georgia Business Corporation Code, the corporation hereinafter named (the "Corporation") does hereby adopt the following Articles of Restatement.

       1. The name of the Corporation is TEKGRAF, INC.

       2. The text of the Restated Articles of Incorporation as hereby amended is annexed hereto as EXHIBIT A and made a part hereof.

       3. The restatement herein provided for contains amendments to Article Second which required shareholder approval.

       4. The restatement herein provided for contains amendments adopted by the Board of Directors without shareholder action pursuant to Section 14-2-1002 of the Georgia Business Corporation Code. Shareholder action was not required for these amendments.

       5. Upon the filing of these amendments, each issued share of Class B Common Stock will automatically be converted into one share of Class A Common Stock, and each certificate previously representing Class B Common Stock will automatically thereafter be deemed to represent the same number of shares of Class A Common Stock. The holders of Class B Common Stock either may retain their certificates for Class B Common Stock because those certificates will represent Class A Common Stock, or may surrender such certificates to the transfer agent in exchange for new certificates representing Class A Common Stock upon receipt of a letter of transmittal from the Corporation's transfer agent.

       6. The amendments and the restatement herein provided for were duly adopted by the Board of Directors and the shareholders of the Corporation on January 21, 2000 in accordance with the provisions of Sections 14-2-1002, 14-2-1003 and 14-2-1007 of the Georgia Business Corporation Code.

       IN WITNESS WHEREOF, the undersigned has executed the Articles of Restatement on behalf of the Corporation this 21st day of January, 2000.


                          /s/William M. Rychel
                          ---------------------------------------
                          William M. Rychel,
                          Interim Chief Executive Officer


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                                    EXHIBIT A

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                                  TEKGRAF, INC.

       FIRST: The name of the corporation is Tekgraf, Inc. (the
"Corporation").

       SECOND. The total number of shares of capital stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, consisting of (i) Thirty-Five Million (35,000,000) shares of Class A Common Stock, $.001 par value per share (the "Class A Common Stock") and (ii) Five Million (5,000,000) shares of Preferred Stock, $.001 par value per share (the "Preferred Stock").

       The designations and powers, preferences and rights, and the qualifications, limitations on restrictions thereof, of the capital stock shall be as follows:

A.     Class A Common Stock

       (1) Voting Rights.

            (a) At each meeting of shareholders of the Corporation and upon each proposal presented at such meeting, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the stock transfer records of the Corporation.

            (b) The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the Class A Common Stock of the Corporation entitled to vote.

            (c) Except as may be otherwise required by law or stated in any Preferred Stock Designation (as defined in Section (B) of this ARTICLE SECOND), the holders of Class A Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Class A Common Stock being entitled to vote as provided in this Paragraph (1).

       (2) Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of these Articles of Incorporation, as they may be amended from time to time, holders of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, in property or in shares of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation

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legally available therefor. A dividend in shares of Class A Common Stock may be paid to the holders of shares of any other class of the Corporation.

       (3) Common Stock Subject to Priorities of Preferred Stock. The Class A Common Stock are subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as may be stated in these Articles of Incorporation and in any Preferred Stock Designation.

       (4) Liquidation Rights. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders, if any, of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata on a share for share basis to the holders of the Class A Common Stock, subject to any Preferred Stock Designation.

B.     Preferred Stock

       The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series (the "Preferred Stock Designation"). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

       (1) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

       (2) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

       (3) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

       (4) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

       (5) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

       (6) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and the manner in which any such retirement or sinking

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fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

       (7) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

       (8) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

       (9) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

       (10) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualification, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

       THIRD: The mailing address of the principal office of the corporation is 645 Hembree Parkway, Suite J, Roswell, Georgia 30076.

       FOURTH: The corporation shall have no fewer than three directors, with the actual number to be set in accordance with the Bylaws of the corporation.

       FIFTH: A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (1) for any appropriation, in violation of the director's duties, of any business opportunity of the corporation, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) set forth in section 14-2-832 (or any successor provision or redesignation thereunder) of the Georgia Business Corporation Code, or (4) for any transaction from which the director derived an improper personal benefit.

       If at any time the Georgia Business Corporation Code shall have been amended to authorize elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended, without further action by the shareholders, unless the provisions

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of the Georgia Business Corporation Code, as amended, require further action by the shareholders. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.

       SIXTH: Shareholder action may be taken without a meeting if written consent, setting forth the action so taken, is signed by persons who would be entitled to vote not less than the minimum number of shares that would be necessary to authorize or take the action, subject to the provisions of the Georgia Business Corporation Code.

                   (end of Restated Articles of Incorporation)